QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(11)

100 W. University Avenue
Champaign, IL 61820
(217)351.6506

For Immediate Release	Contact:	Van A. Dukeman President & CEO vdukeman@bankillinois.com Champaign, Illinois (217)351.6568

MAIN STREET TRUST, INC. ANNOUNCES COMPLETION OF TENDER OFFER

        Champaign, Ill. June 10, 2002—Main Street Trust, Inc. (OTC Bulletin Board: MSTI) announced today the completion of its issuer tender offer to purchase up to 1,200,000 shares of its common stock, at a price of $23 per share in cash. The tender offer expired at 5:00 p.m., Central Standard Time, on June 7, 2002.

        Approximately 857,442 shares of Main Street Trust's common stock, representing approximately 7.6% of the outstanding shares, were validly tendered in connection with the tender offer.

        Main Street Trust, Inc. is a Central Illinois financial holding company. Its subsidiaries include BankIllinois, First National Bank of Decatur, First Trust Bank of Shelbyville, and a retail payment processing subsidiary, FirsTech, Inc.

        Main Street Trust, Inc.'s Common Stock is traded on the Over-the-Counter Bulletin Board ("OTCBB—MSTI"). Last trade prices are carried daily in the Champaign-Urbana News-Gazette.

100 W. University Avenue, P. O. Box 4028, Champaign, IL 61824-4028

QuickLinks

  Exhibit 99.(a)(11)